EXHIBIT 21.1

Subsidiaries of Global Clean Energy Holdings, Inc.

Sustainable Oils, Inc., a Delaware corporation

GCE Holdings Acquisitions, LLC, a Delaware limited liability company

GCE Operating Company, LLC, a Delaware limited liability company

Bakersfield Renewable Fuels, LLC, a Delaware limited liability company

BKRF HCP, LLC, a Delaware limited liability company

BKRF HCB, LLC, a Delaware limited liability company

BKRF OCP, LLC, a Delaware limited liability company

BKRF OCB, LLC, a Delaware limited liability company

G.E.H. Dominicana, S.R.L., formed under the laws of the Dominican Republic

Globales Energia Renovables S DE RL DE CV, formed under the laws of Mexico